Exhibit 99.1

Contact:	Dave Stockert
Post Properties, Inc.
(404) 846-5000
Post Properties Announces Annual Meeting Date and Quarterly Dividends
ATLANTA, February 10, 2009 — Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that its 2009 Annual Meeting of Shareholders will be held on June 9, 2009 in Atlanta, Georgia. The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is April 15, 2009.
Post also today announced quarterly dividends on its common stock of $0.20 per share for the first quarter of 2009. The Company’s annual dividend rate is $0.80 per common share. The dividend is payable on April 15, 2009 to all common stock shareholders of record as of March 31, 2009.
Post also announced regular quarterly dividends for its 8.5 percent Series A Cumulative Redeemable Preferred Stock and its 7 5/8 percent Series B Cumulative Redeemable Preferred Stock.
On its 8.5 percent Series A Cumulative Redeemable Preferred Stock, Post declared a regular quarterly dividend of $1.0625 per share for the first quarter. The dividend is payable on March 31, 2009 to all Series A preferred stock shareholders of record as of March 15, 2009.
On its 7 5/8 percent Series B Cumulative Redeemable Preferred Stock, Post declared a regular quarterly dividend of $0.47656 per share for the first quarter. The dividend is payable on March 31, 2009 to all Series B preferred stock shareholders of record as of March 15, 2009.
About Post Properties
Post Properties, founded more than 37 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties owns 21,189 apartment homes in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 361 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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